EXHIBIT 11.1

                   Computation of Net Income (Loss) Per Share


                                                                         Three Months           Three Months
                                                                             Ended             Ended September
                                                                         September 30,            30, 1996
                                                                            1997                 Pro Forma
                                                                            ----                 ---------
Weighted average shares of common stock and equivalents:
Common stock (1)                                                             8,684,000              6,290,000
Options and warrants, based on treasury stock method (2)                            --              1,421,000
                                                                     ------------------     ------------------
         Total                                                               8,684,000              7,711,000
Net income (loss)                                                            $(462,501)            $3,606,182
Net income (loss) per share                                                     $(0.05)                 $0.47
                                                                     ==================     ==================


                                                                                               Nine Months
                                                                                             Ended September
                                                                     Nine Months Ended           30, 1996
                                                                     September 30, 1997         Pro Forma
                                                                     ------------------         ---------
Weighted average shares of common stock and equivalents:
Common stock (1)                                                              8,370,000             6,290,000
Options and warrants, based on treasury stock method (2)                             --             1,421,000
                                                                     -------------------     -----------------
         Total                                                                8,370,000             7,711,000
Net income (loss)                                                           $(3,743,195)           $2,337,832
Net income (loss) per share                                                      $(0.45)                $0.30
                                                                     ===================     =================


(1) All convertible preferred stock converted to common stock upon completion of the Company's initial public offering in February 1997. All convertible preferred stock (including, for pro forma purposes, convertible preferred stock issued during the twelve-month period prior to the initial public offering) is treated as if converted to common stock at the beginning of earliest period presented.

(2) Weighted average shares for the three and nine month periods ended September 30, 1997 exclude all options and warrants because they are anti-dilutive. Weighted average shares for the three and nine month periods ended September 30, 1996 include common stock equivalents issued during the twelve month period prior to the initial public offering.